EXHIBIT 99.2


                                                                 EXECUTION COPY

                         REGISTRATION RIGHTS AGREEMENT

     AGREEMENT dated as of February 22,2004 among Credence Systems Corporation, a Delaware corporation (the "Issuer"), and the Holders as defined herein.

                                  WITNESSETH:

     WHEREAS, this Agreement is being entered into in connection with the Merger Agreement referred to below; and

     WHEREAS, the Issuer and the Holders are subject to the terms and conditions of that certain Stockholder Lock-Up Agreement, dated February 22, 2004, by and between the Issuer and NPTest Holding, LLC (the "Lock-Up Agreement").

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representation, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.01. Definitions. Terms defined in the Agreement and Plan of Reorganization dated as of February 22, 2004 among the Issuer, NPTest Holding Corporation, a Delaware corporation, and Cataline Corporation, a Delaware corporation (the "Merger Agreement"), are used herein as defined therein. In addition, the following terms, as used herein, shall have the following respective meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no securityholder of the Issuer shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Issuer. For the purpose of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Commission" means the Securities and Exchange Commission or any successor governmental body or agency.


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     "Common Stock means the common stock, par value $.001 per share, of the
Issuer.

     "Demand Registration" has the meaning ascribed thereto in Section
2.01(a)(i).

     "Demand Request" has the meaning ascribed thereto in Section 2.01(a)(i).

     "Disadvantageous Condition" has the meaning ascribed thereto in Section
2.04.

     "Disadvantageous Condition Delay" has the meaning ascribed thereto in
Section 2.04.

     "Exercise Period has the meaning ascribed thereto in Section 2.11.

     "Holder" means a person who owns Registrable Securities and is either (i) the Investor or (ii) a Person that (A) has agreed to be bound by the terms of this Agreement as if such Person were the Investor and (B) has received Registrable Securities pursuant to a transfer from another Holder.

     "Initial Period" means the 180 day period (as may be extended from time to time pursuant to Section 2.04) following the Second Release Date (as defined in the Lock-Up Agreement).

     "Investor" means NPTest Holding, LLC.

     "Issuer Securities" means (i) the Common Stock, (ii) securities convertible into or exchangeable for Common Stock, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire Common Stock or any other equity or equity-linked security issued by the Company.

     "Marketing Interfering Condition" has the meaning ascribed thereto in
Section 2.04(b).

     "Marketing Interfering Delay" has the meaning ascribed thereto in Section 2.04(b).

     "Person" means an individual, a corporation, a partnership, limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.




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     "Preferred Stock" means the Preferred Stock, par value $0.001 per share of the Issuer.

     "Public Offering" means an underwritten public offering of the Issuer pursuant to an effective registration statement under the 1933 Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

     "Registrable Securities" means Common Stock for which the Parent Non-Voting Convertible Stock acquired by the Holders pursuant to the Merger is convertible (and any shares of stock or other securities into which or for which such Common Stock may hereafter be changed, converted or exchanged and any other shares or securities issued to Holders of such Common Stock (or such shares of stock or other securities into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event). As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities as soon as
(i) such Registrable Securities have been sold or otherwise disposed of pursuant to a registration statement that was filed with the Commission in accordance with this Agreement and declared effective under the 1933 Act, (ii) they shall have been otherwise sold, transferred or disposed of by a Holder to any Person that is not, or does not become, a Holder, or (iii) they shall have ceased to be outstanding.

     "Registration Expenses" means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery or any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Issuer (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Issuer and customary fees and expenses for independent certified public



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

accountants retained by the Issuer (including the costs associated with the delivery by independent certified public accountants of any comfort letters),
(vii) reasonable fees and expenses of any special experts retained by the Issuer in connection with such registration, (viii) reasonable fees, out-of-pocket costs and expenses of the Holders, including one counsel for all the Holders participating in the offering selected by the Holders holding the majority of the Registrable Securities to be sold for the account of all Holders in the offering, (ix) fees and expenses in connection with any review by the NASD of the underwriiting arrangements or other terms of the offering, and all fees and expenses of any "qualified independent underwriter," including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any "blue sky" or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities,
(xii) transfer agents' and registrars' fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any "road shows" undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xv) all out-of pocket costs and expenses incurred by the Issuer or its appropriate officers in connection with their compliance with Section 2.06(g).

     "Rule 144" means Rule 144 (or any successor rule to similar effect) promulgated under the 1933 Act.

     "Rule 415 Offering" means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the 1933 Act.

     "Selling Holder" means any Holder who sells Registrable Securities pursuant to a public offering registered hereunder.

     "Subsequent Period means the 360-day period (as may be extended from time to time pursuant to Section 2.01(e)) following the expiration of the Initial Period.

     SECTION 1.02. Internal References Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding



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

articles, sections and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement.



                                   ARTICLE 2

                              REGISTRATION RIGHTS

     SECTION 2.01. Demand Registration. (a) Upon written notice to the Issuer from one or more Holders at any time during such periods as are provided for in the Lock-Up Agreement or as are agreed by the Issuer (the "Demand Request") requesting that the Issuer effect the registration under the 1933 Act of any or all of the Registrable Securities held by such requesting Holders, which notice shall specify the intended method or methods of disposition of such Registrable Securities, the Issuer shall prepare and, within 30 days after such request, file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its commercially reasonable efforts to cause such registration statement to be declared effective under the 1933 Act for purposes of dispositions in accordance with the intended method or methods of disposition stated in such request. Notwithstanding any other provision of this Agreement to the contrary:

          (i) the Holders may collectively exercise their rights to request registration under this Section 2.01(a) on not more than two occasions (each such registration being referred to herein as a "Demand Registration");

          (ii) the Issuer shall not be required to effect the Demand Registration hereunder unless the aggregate number of Registrable Securities to be registered pursuant to the Demand Registration is equal to or more than 1,000,000 shares;

          (iii) the method of disposition requested by Holders in connection with any Demand Registration may not, without the Issuer's written consent, be a Rule 415 Offering; and

          (iv) the Issuer shall not be required to effect any Demand Registration hereunder if all securities that were Registrable Securities on the date hereof have ceased to be Registrable Securities.



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

     (b) Notwithstanding any other provision of this Agreement to the contrary, a Demand Registration requested by Holders pursuant to this Section 2.01 shall not be deemed to have been effected, and, therefore, not requested and the rights of each Holder shall be deemed not to have been exercised for purposes of paragraph (a) above, (i) if such Demand Registration has not become effective under the 1933 Act or (ii) if such Demand Registration, after it became effective under the 1933 Act, was not maintained effective under the 1933 Act (other than as a result of any stop order, injunction or other order or requirement of the Commission or other government agency or court solely on the account of a material misrepresentation or omission of a Holder) for at least 30 days (or such shorter period ending when all the Registrable Securities covered thereby have been disposed of pursuant thereto) and, as a result thereof, the Registrable Securities requested to be registered cannot be distributed in accordance with the plan of distribution set forth in the related registration statement. So long as a Demand Request is made by the Holders within the periods referred to in Section 2.01(a), the Holders shall not lose their right to their Demand Registration under Section 2.01 if the Demand Registration related to such Demand Request is delayed or not effected in the circumstances set forth in this clause (b).

     (c) The Issuer shall have the right to cause the registration of additional equity securities for sale for the account of the Issuer (but not for the account of stockholders other than Holders) in the registration of Registrable Securities requested by the Holders pursuant to Section 2.01(a) above; provided that if such Holders are advised in writing (with a copy to the Issuer) by the lead or managing underwriter referred to in Section 2.03(b) that, in such underwriter's good faith view, the number of shares of such Registrable Securities and additional equity securities exceeds the largest number of shares that can be sold in such registration without having an adverse effect on the price, timing or distribution of the offering and sale of the Registrable Securities and additional equity securities then contemplated (or that the inclusion of shares for the account of the Issuer would, in such underwriter's good faith view, have such an adverse effect), then the number of securities that can, in the good faith view of such underwriter, be sold in such offering without so adversely affecting such offering (the "Maximum Offering Size") shall be allocated in the following priority:

          (i) first, so much of the Issuer Securities proposed to be registered for the account of the Holders as would not cause the offering to exceed the Maximum Offering Size (to be allocated among such Holders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each); and



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

          (ii) second, all Registrable Securities requested to be included in such registration for the account of the Issuer;

provided that the Issuer may not include securities therein for its own account if such inclusion would result in any reduction in the Registrable Securities proposed to be sold therein by the Holders. The Holders of the Registrable Securities to be offered pursuant to paragraph (a) above may require that any equity securities be included by the Issuer in the offering proposed by such Holders on the same conditions as the Registrable Securities that are included therein.

     (d) Within 7 days after delivery of a Demand Request by a Holder, the Issuer shall provide a written notice to each Holder, advising such Holder of its right to include any or all of the Registrable Securities held by such Holder for sale pursuant to the Demand Registration and advising such Holder of procedures to enable such Holder to elect to so include Registrable Securities for sale in the Demand Registration. Any Holder may, within 7 days of delivery to such Holder of a notice pursuant to this Section 2.01(d), elect to so include Registrable Securities in the Demand Registration by written notice to such effect to the Issuer specifying the number of Registrable Securities desired to be so included by such Holder.

     (e) If the Issuer invokes a Market Interfering Delay during the Subsequent Period, the Issuer shall give prompt notice at least 30 days prior to the anticipated filing date of the registration statement relating to the registration which is the subject of such Market Interfering Delay, to each Holder, which notice shall set forth such Holder's rights under this Section 2.01(e) and shall offer such Holder the opportunity to include in such registration statement such number of Registrable Securities as the Holders so desire hut not to exceed up to 50% of the Registrable Securities then held by all such Holders. Upon the request of any such Holder made within 20 days after the receipt of notice from the Issuer (which request shall specify the number of Registrable Securities intended to be registered by such Holder), the Issuer shall use its commercially reasonable efforts to effect the registration under the 1933 Act of all Registrable Securities that the Issuer has been so requested to register by all such Holders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that if, at any time after giving notice of its intention to register any Issuer Securities pursuant to this Section 2.01(e) and prior to the effective date of the registration statement filed in connection with such registration, the Issuer shall determine for any reason not to register the securities to be offered by Issuer, the Issuer shall terminate the Market Interfering Delay and shall give notice to all such Holders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration



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

effected under this Section 2.01(e) shall relieve the Issuer of its obligations to effect any Demand Registration to the extent required by this Agreement. The Issuer shall pay all Registration Expenses in connection with such registration during the Subsequent Period. Notwithstanding the foregoing, the Issuer shall not be entitled to both a Disadvantageous Condition Delay and a Market Interfering Delay during the Subsequent Period and is entitled to only one Market Interfering Delay during the Subsequent Period in any event. Furthermore, the duration of the Subsequent Period shall be extended by the number of days equal to the period of any Disadvantageous Condition Delay occurring during the Subsequent Period.

     SECTION 2.02. Piggyback Registration. (a) Without limiting in any way any Holder's rights under Section 2.01(e), the Issuer proposes to register any Issuer Securities under the 1933 Act (other than a registration on Form S-8, S-4 or S-3 (but only to the extent it relates to the resale of securities for any holder of Issuer Securities, other than the Holders), or any successor forms, relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Issuer or in connection with a direct or indirect acquisition by the Issuer of another Person), whether or not for sale for its own account, the Issuer shall each such time give prompt notice at least 30 days prior to the anticipated filing date of the registration statement relating to such registration to each Holder, which notice shall set forth such Holder's rights under this 2.02 and shall offer such Holder the opportunity to include in such registration statement the number of Registrable Securities as each such Holder may request (a "Piggyback Registration"). Upon the request of any such Holder made within 20 days after the receipt of notice from the Issuer (which request shall specify the number of Registrable Securities intended to be registered by such Holder), the Issuer shall use its commercially reasonable efforts to effect the registration under the 1933 Act of all Registrable Securities that the Issuer has been so requested to register by all such Holders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that (i) if such registration involves an underwritten Public Offering, all such Holders requesting to be included in the Issuer's registration must sell their Registrable Securities to the underwriters selected as provided in Section 2.03(b) on the same terms and conditions as apply to the Issuer or the other selling stockholders, as applicable, and (ii) if, at any time after giving notice of its intention to register any Issuer Securities pursuant to this Section 2.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Issuer shall determine for any reason not to register such securities, the Issuer shall give notice to all such Holders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 2.02 shall relieve the Issuer of its obligations to effect Demand Registrations to the extent required by Section 2.01.



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The Issuer shall pay all Registration Expenses in connection with each
Piggyback Registration.

     (b) Subject in all respects to Section 2.01(e), if a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.01(c) shall apply) and the managing underwriter advises the Issuer that, in its view, the number of shares of Common Stock that the Issuer, the Holders and any other selling stockholders intend to include in such registration exceeds the Maximum Offering Size, the Issuer shall include in such registration, in the following priority, up to the Maximum Offering Size:

          (i) first, so much of the Issuer Securities proposed to be registered for the account of the Issuer as would not cause the offering to exceed the Maximum Offering Size;

          (ii) second, all Registrable Securities requested to be included in such registration by any Holders pursuant to 2.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each); and

          (iii) third, all Registrable Securities requested to be included in such registration by any other selling stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such selling stockholders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each).

     SECTION 2.03. Other Matters In Connection With Registrations. (a) Each Holder shall keep the Issuer informed promptly of (x) the name, address and other contact information of such Holder, (y) the number of Registrable Securities held from time-to-time by such Holder and (z) each sale, transfer or other disposition of Registrable Securities (including the number of shares sold) by such Holder.

     (b) In the event of any Public Offering (other than pursuant to Section 2.01(e)) as provided for in Section 2.01, Holders owning a majority of the Registrable Securities proposed to be sold therein shall have the right to designate an underwriter or underwriters from the list of underwriters attached as Schedule I hereto, or who shall otherwise be agreed to by such Holders and the Issuer, as the lead or managing underwriter or underwriters of such offering. Such Holders shall have the exclusive right to appoint other members of the underwriting syndicate.


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

     SECTION 2.04. Certain Delay Rights

     (a) Notwithstanding any other provision of this Agreement to the contrary, if at any time the Issuer provides written notice to each Holder that in the Issuer's good faith and reasonable judgment it would be materially disadvantageous to the Issuer (because the sale of Registrable Securities covered by such registration statement or the disclosure of information therein or in any related prospectus or prospectus supplement would materially interfere with any acquisition, financing or other material event or transaction in connection with which a registration of securities under the 1933 Act for the account of the Issuer is then intended or the public disclosure of which at the time would be materially prejudicial to the Issuer or because the Issuer shall have determined in good faith that the Issuer possesses material non-public information about the Issuer which information the Issuer has reasonably determined in good faith cannot or should not be disclosed without materially adversely affecting the Issuer) (a "Disadvantageous Condition") for a Registration Statement to be filed and become effective, and setting forth the general reasons for such judgment, the Issuer shall be entitled not to file any such registration statement, until such Disadvantageous Condition no longer exists (notice of which the Issuer shall promptly deliver to each Holder). Notwithstanding anything else contained in this Agreement, neither the filing nor the effectiveness of any registration statement may be delayed as a result of a Disadvantageous Condition more than one time in any 360-day period, and such delay shall not be for more than 90 days. If Issuer shall delay the filing of a Registration Statement pursuant to this Section 2.04 (a "Disadvantageous Condition Delay") during the Initial Period, then the Initial Period shall be extended by the number of days equal to the period of such Disadvantageous Condition Delay. Notwithstanding the foregoing, Issuer shall not be entitled to a Disadvantageous Condition Delay if a Market Interfering Delay shall have occurred within the preceding 12 months.

     (b) Notwithstanding any other provision of this Agreement to the contrary and subject to Section 2.01(e), if the Issuer proposes to register any Issuer Securities under the 1933 Act (other than a registration on Form S-8, S-4 or S-3 (but only to the extent it relates to the resale of securities for any holder of Issuer Securities, other than the Holders), or any successor forms, relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Issuer or in connection with a direct or indirect acquisition by the Issuer of another Person), for its own account at any time following the Initial Period (including any extensions thereof), the Issuer may provide written notice to each Holder that in the Issuer's good faith and reasonable judgment it would be materially disadvantageous to the Issuer (because the sale of Registrable Securities covered by such registration statement would



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materially interfere with the sale by Issuer of any Issuer Securities to be registered under the 1933 Act and sold for the account of the Issuer) (a "Market Interfering Condition") for a registration statement to be filed and become effective, and setting forth the general reasons for such judgment, the Issuer shall be entitled not to file any such registration statement, until such Market Interfering Condition no longer exists (notice of which the Issuer shall promptly deliver to each Holder). Notwithstanding anything else contained in this Agreement, neither the filing nor the effectiveness of any registration statement may be delayed as a result of the Market Interfering Condition (a "Market Interfering Delay") more than one time in any 360-day period, and such delay shall not be for more than 135 days.

     SECTION 2.05. Expenses Except as provided herein, the Issuer shall pay all Registration Expenses with respect to each registration hereunder. Notwithstanding the foregoing, each Holder shall be responsible for all underwriting discount and commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sale of securities by such Holder.

     SECTION 2.06. Registration and Qualification. If and whenever the Issuer is required to effect the registration of any Registrable Securities under the 1933 Act as provided in Section 2.01 or 2.02, the Issuer shall as promptly as practicable (hut subject to the provisions of Section 2.01 and 2.02):

     (a) prepare, file and cause to become effective a registration statement under the 1933 Act relating to the Registrable Securities to be offered in accordance with the intended method of disposition thereof;

     (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities in the case of the Demand Registration, until the earlier of (A) such time as all Registrable Securities proposed to be sold therein have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (B) the expiration of 90 days after such registration statement becomes effective; provided, that such 90-day period shall be extended for such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by paragraph (e) below is given by the Issuer to (y) the date on which the Issuer delivers to the Holders of Registrable Securities the supplement or amendment contemplated by paragraph (c) below;

     (c) furnish to the Holders of Registrable Securities and to any underwriter of such Registrable Securities such number of conformed copies of


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such registration statement and of each such amendment and supplement thereto
(in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the 1933 Act, and such documents incorporated by reference in such registration statement or prospectus, as the Holders of Registrable Securities or such underwriter may reasonably request;

     (d) furnish to any underwriter of such Registrable Securities an opinion of counsel for the Issuer and a "cold comfort" letter signed by the independent public accountants who have audited the financial statements of the Issuer included in the applicable registration statement, in each such case covering substantially such matters with respect to such registration statement (and the prospectus included therein) and the related offering as are customarily covered in opinions of issuer's counsel with respect thereto and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as such underwriters may reasonably request;

     (e) promptly notify the Selling Holders in writing (i) at any time when a prospectus relating to a registration pursuant to Section 2.01 or 2.02 is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case, at the request of the Selling Holders prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

     (f) use its commercially reasonable efforts to list all such Registrable Securities covered by such registration on each securities exchange and automated inter-dealer quotation system on which the Common Stock is then listed;

     (g) use commercially reasonable efforts to assist the Holders in the marketing of Common Stock in connection with any underwritten offerings hereunder (including having officers of the Issuer attend "road shows" and analyst or investor presentations scheduled in connection with such registration); and



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     (h) furnish for delivery in connection with the closing of any offering of
Registrable Securities pursuant to a registration effected pursuant to Sections
2.01 or 2.02 unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Selling Holders or the underwriters.

     SECTION 2.07. Underwriting; Due Diligence. (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Article 2, the Issuer shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties by the Issuer and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.08, and agreements as to the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 2.06(d). Such underwriting agreement shall also contain such representations and warranties by such Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.08.

     (b) In connection with the preparation and filing of each registration statement registering Registrable Securities under the 1933 Act pursuant to this Article 2, the Issuer shall give the Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants (the identity and number of whom shall be reasonably acceptable to the Issuer), such reasonable and customary access to its books, records and properties and such opportunities to discuss the business and affairs of the Issuer with its officers and the independent public accountants who have certified the financial statements of the Issuer as shall be necessary, in the opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the 1933 Act; provided that the foregoing shall not require the Issuer to provide access to (or copies of) any competitively sensitive information relating to the Issuer or its subsidiaries or their respective businesses; provided further that the Holders and the underwriters and their respective counsel and accountants shall use their commercially reasonable efforts to minimize the disruption to the Issuer's business and coordinate any such investigation of the books, records and properties of the Issuer and any such discussions with the Issuer's officers and accountants so that all such investigations occur at the same time and all such discussions occur at the same time.

     SECTION 2.08. Indemnification and Contribution. (a) The Issuer agrees to indemnify and hold harmless each Selling Holder and each person, if any, who controls each Selling Holder within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any amendment thereof, any preliminary prospectus or prospectus (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) relating to the Registrable Securities, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Issuer in writing by a Selling Holder expressly for use therein. The Issuer also agrees to indemnify any underwriter of the Registrable Securities so offered and each person, if any, who controls such underwriter on substantially the same basis as that of the indemnification by the Issuer of the Selling Holder provided in this Section 2.08(a).

     (b) Each Selling Holder agrees to indemnify and hold harmless the Issuer, its directors, the officers who sign any registration statement and each person, if any who controls the Issuer within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any amendment thereof, any preliminary prospectus or prospectus (as amended or supplemented if the Issuer shall have finished any amendments or supplements thereto) relating to the Registrable Securities, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as such information is furnished in writing by a Selling Holder (or any representative thereof) expressly for use in a registration statement, any preliminary prospectus, prospectus or any amendments or supplements thereto. Each Selling Holder also agrees to indemnify any underwriter of the Registrable Securities so offered and each person, if any, who controls such underwriter on substantially the same basis as that of the indemnification by such Selling Holder of the Issuer provided in this Section 2.08(b).

     (c) Each party indemnified under paragraph (a) or (b) above shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the claim or action; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) above except to the extent that the indemnifying party was actually prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall have notified the indemnifying party thereof, unless based on the written advice of counsel to such indemnified party a conflict of interest between such indemnified party and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 2.08 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. Any indemnifying party against whom indemnity may be sought under this Section 2.08 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the consent of the indemnifying party. The indemnifying party may not agree to any settlement of any such claim or action, other than solely for monetary damages for which the indemnifying party shall be responsible hereunder, as the result of which any remedy or relief shall be applied to or against the indemnified party, without the prior written consent of the indemnified party. In any action hereunder as to which the indemnifying party has assumed the defense thereof, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

     (d) If the indemnification provided for in this Section 2.08 shall for any reason be unavailable (other than in accordance with its terms) to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage
(i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative faults referred to in clause (i) above but also the relative benefits received by the Issuer on the one hand and the Selling Holders on the other hand from the offering of the Registrable Securities, as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Selling Holders on the other hand in connection with the offering of the Registrable Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Registrable Securities (before deducting expenses) received by the Issuer and the Selling Holders, respectively, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Issuer on the one hand and the Selling Holders on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or a Selling Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (d) shall be deemed to include, for purposes of this paragraph (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The Issuer and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.08 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding any other provision of this Section 2.08, no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 1l(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (e) The obligations of the parties under this Section 2.08 shall be in addition to any liability which any party may otherwise have to any other party.

     SECTION 2.09. Corporate Transactions. The Issuer shall not enter into or effect any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar corporate transaction in which Registrable Securities shall be changed, converted or exchanged into other securities unless the Person issuing such other securities agrees to provide registration rights to the Holders on terms no less favorable than those provided for in this Agreement.

     SECTION 2.10. Holdback Agreement. If the Demand Registration pursuant to this Article 2 shall be in connection with an underwritten public offering of Registrable Securities, the Company and each Selling Holder agrees not to effect any sale or distribution, including any sale under Rule 144, of any equity security of the Issuer (otherwise than through the registered public offering then being made), within 7 days prior to or 60 days (or such lesser period as the lead or managing underwriters may permit) after the effective date of the applicable registration statement.

     SECTION 2.11. Termination of Registration Rights. No holder shall be entitled to exercise any right provided for in this Article 2 after three (3) years following the Closing Date (the "Exercise Period''); provided that the Exercise Period shall be extended by the number of days equal to any Disadvantageous Condition Delay or Market Interfering Delay exercised by the Issuer.

                                   ARTICLE 3

                                 MISCELLANEOUS

     SECTION 3.01. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     SECTION 3.02. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Issuer and Holders representing a majority of the Registrable Securities then held by all Holders.

     SECTION 3.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy, or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the address or telecopy number set forth on the signature pages hereto (unless such contact information in the case of the Holders is updated pursuant to Section 2.03(a)).

     SECTION 3.04. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     SECTION 3.05. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 3.06. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto, other than a person who is or becomes a Holder as provided herein.

     SECTION 3.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 3.08. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 3.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the Issuer and the Holder have caused this Agreement to be duly executed as of the day and year first above written.

                                 CREDENCE SYSTEMS CORPORATION


                                 By: /s/ Graham J. Siddall
                                     -------------------------------------------
                                     Name:  Graham J. Siddall
                                     Title: Chairman and Chief Executive Officer

Holder
------

                                 NPTEST HOLDING, LLC

                                 By: Francisco Partners GP, LLC as Managing
                                        Member



                                 By: /s/ Dipanjan Deb
                                     ------------------------------------------
                                     Name:  Dipanjan Deb
                                     Title: Managing Director
                                     Address: Francisco Partners
                                              2882 Sand Hill Road, Suite 280
                                              Menlo Park, CA 94025

                                  SCHEDULE I

                        List of Potential Underwriters

                                   Citigroup
                                 Goldman Sachs
                                   SG Cowen
                                Adams Harkness
                          Credit Suisse First Boston
                                Lehman Brothers
                                  UBS Warburg
                                   JPMorgan
                                 Merrill Lynch
                                Banc of America